Exhibit 99.2

Press Release www.shire.com

Director/PDMR Share Dealings

January 2, 2015 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that on January 1, 2015, Flemming Ornskov and Phil Vickers, Persons Discharging Managerial Responsibilities, were granted options over American Depositary Shares (“ADSs”) pursuant to the Shire Employee Stock Purchase Plan. Both have elected to save US$568.18 per fortnight.  The option price will be the lower of 85% of the fair market value of an ADS on December 31, 2014, and 85% of the fair market value of an ADS on the exercise date, October 31, 2015.  One ADS is equal to three ordinary shares of 5 pence each in the Company.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX